Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact: Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2013 Second Quarter Financial Results

VAN NUYS, Calif. – January 9, 2013 – Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for the second fiscal quarter ended November 30, 2012.

“Our business moved forward during the second quarter, even in the face of the “fiscal cliff,” reflecting both economic reality and the increasing value of Electro Rent’s test and measurement equipment rental programs. We also saw continued advances in used equipment sales,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “Although ongoing economic uncertainty continues to affect our customers and their ability and desire to purchase new equipment, this same uncertainty is driving increased demand for equipment acquisition alternatives, such as rental, which do not require large capital outlays or commitments.”

Total revenues increased 5.8% to $65.2 million for the fiscal 2013 second quarter, from $61.6 million for the fiscal 2012 second quarter. Rental and lease revenues grew to $34.6 million for the second quarter of fiscal 2013, up from $32.9 million for the second quarter of fiscal 2012, primarily related to the fiscal 2012 acquisition of Equipment Management Technology (EMT), greater customer demand and the integration of Electro Rent’s resale organization with its test and measurement sales force. Sales of equipment and other revenues increased to $30.6 million for the most recent fiscal quarter, compared with $28.7 million one year ago.

Selling, general and administrative expenses totaled $14.1 million, or 21.6% of total revenues, for the fiscal 2013 second quarter, compared with $13.1 million, or 21.3% of total revenues, for last fiscal year’s second quarter. The increase was primarily related to the enhancement of Electro Rent’s sales and sales support organizations, as well as its administrative infrastructure, to better position the company to capitalize on future growth opportunities. Total operating expenses were $54.9 million for the fiscal 2013 second quarter, versus $52.2 million last year.

Operating profit for the fiscal 2013 second quarter was $10.3 million, or 15.8% of total revenues, compared with $9.4 million, or 15.3% of total revenues, a year ago.

Net income for the fiscal 2013 second quarter totaled $6.2 million, or $0.26 per diluted share, versus $6.0 million, or $0.25 per diluted share, for the fiscal 2012 second quarter.

Total revenues for the first six months of fiscal 2013 advanced to $123.7 million, from $120.3 million for the comparable period last year. Rental and lease revenues for the fiscal 2013 year-to-date period increased to $68.2 million, from $64.2 million last year. Equipment sales and other revenues were $55.5 million for the six months ended November 30, 2012, compared with $56.1 million for the first half of fiscal 2012.

SG&A expenses were $27.8 million, or 22.5% of total revenues, for the first six months of fiscal 2013, versus $26.3 million, or 21.8% of total revenues, for the same period last year. Total operating expenses for the fiscal 2013 six-month period were $105.1 million, compared with $102.2 million for the fiscal 2012 six-month period.

Operating profit for the first six months of fiscal 2013 totaled $18.6 million, or 15.0% of total revenue, compared with $18.1 million, or 15.0% of total revenue, in the prior-year period.

Net income for the first half of fiscal 2013 amounted to $11.3 million, or $0.47 per diluted share, versus $14.5 million, or $0.60 per diluted share, for the fiscal 2012 period. Net income for the fiscal 2012 period included a one-time gain of $3.4 million, or $0.14 per diluted share, associated with the acquisition of EMT.

The company’s effective tax rate was 40.3% for the second quarter of fiscal 2013, compared with 38.2% for the second quarter of fiscal 2012. The change related to an increase in certain foreign losses for which the company has a valuation allowance, and a bargain purchase gain, net of deferred taxes, of $0.2 million for the three months ended November 30, 2011, related to an acquisition. Bargain purchase gains are recorded net of deferred taxes and are treated as permanent differences, resulting in a lower effective tax rate in the period recorded.

Rental equipment purchases for the fiscal 2013 second quarter were $16.4 million, compared with $29.6 million for the same period last year. Rental equipment purchases for the first six months of fiscal 2013 were $34.3 million, versus $54.2 million for the first six months of fiscal 2012. The book value of Electro Rent's equipment was $241.0 million at November 30, 2012 compared with $243.2 million at May 31, 2012.

Electro Rent had a sales order backlog for test and measurement equipment relating to its Agilent resale agreement of $7.2 million at November 30, 2012, versus $16.2 million last year, principally reflecting shorter manufacturing lead time and a decrease in new sales orders reflecting lower demand. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.9 million for the second quarter of fiscal 2013. On an annualized basis, Electro Rent’s current quarterly dividend of $0.20 per common share represents a 5.3% yield on the January 7, 2013 closing share price of $15.08.

Total shareholders' equity at November 30, 2012 was $221.3 million, or $9.22 per share, compared with $248.1 million, or $10.34 per share, at May 31, 2012.

Electro Rent’s cash and cash equivalents grew to $10.0 million at November 30, 2012, up from $9.3 million at May 31, 2012. On November 29, 2012, the company amended its commercial credit agreement to increase the amount available through the agreement from $25.0 million to $50.0 million.

“Our unwavering commitment to the core values of our business, which highly ranks helping our customers as their needs and requirements continue to change, should help us and them adjust to the serious economic challenges facing our country,” Greenberg said. “At the same time, Electro Rent is providing tangible value that can translate into sustained profitability and enhanced customer and vendor relationships. Clear and steadfast focus is the key to making progress in this ambiguous environment.”

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "expect" and "will" and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2012	2011	2012	2011

Revenues:
Rentals and leases	$34,575	$32,912	$68,240	$64,221
Sales of equipment and other revenues	30,617	28,731	55,453	56,072

Total revenues	65,192	61,643	123,693	120,293

Operating expenses:
Depreciation of rental and lease equipment	14,082	13,374	28,140	25,901
Costs of rentals and leases, excluding depreciation	4,558	4,394	8,930	8,773
Costs of sales of equipment and other revenues	22,164	21,287	40,213	41,291
Selling, general and administrative expenses	14,068	13,149	27,845	26,269

Total operating expenses	54,872	52,204	105,128	102,234

Operating profit	10,320	9,439	18,565	18,059

Gain on bargain purchase, net of deferred taxes	-	188	-	3,382

Interest income, net	137	108	283	207

Income before income taxes	10,457	9,735	18,848	21,648

Income tax provision	4,218	3,716	7,523	7,124

Net income	$6,239	$6,019	$11,325	$14,524

Earnings per share:
Basic	$0.26	$0.25	$0.47	$0.61
Diluted	$0.26	$0.25	$0.47	$0.60

Shares used in per share calculation:
Basic	23,988	23,981	23,994	23,981
Diluted	24,225	24,149	24,221	24,139

Cash dividend paid per common share	$0.20	$0.20	$0.20	$0.20

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	November 30,	May 31,
	2012	2012
ASSETS

Cash and cash equivalents	$10,017	$9,290
Accounts receivable, net of allowance for doubtful accounts of $466 and $522	36,718	35,915
Rental and lease equipment, net of accumulated depreciation of $215,366 and $204,108	240,993	243,173
Other property, net of accumulated depreciation and amortization of $18,398 and $17,832	13,825	13,871
Goodwill	3,109	3,109
Intangibles, net of accumulated amortization of $1,386 and $1,304	1,119	1,201
Other assets	22,760	23,272
	$328,541	$329,831

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$5,811	$8,555
Accrued expenses	13,100	11,870
Accrued dividends	29,186	-
Deferred revenue	6,702	6,904
Deferred tax liability	52,486	54,371
Total liabilities	107,285	81,700

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued	-	-
Common stock, no par - shares authorized 40,000,000;
issued and outstanding November 30, 2012 - 23,995,626;
May 31, 2012 - 23,987,826	36,895	36,179
Retained earnings	184,361	211,952
Total shareholders' equity	221,256	248,131
	$328,541	$329,831